EXHIBIT 6.4

                                LICENSE AGREEMENT

This License Agreement is made this 19th day of May 1999 by and between ConAgra Brands, Inc., a Delaware Corporation with principal offices at One ConAgra Drive, Omaha, Nebraska, 68102-5001, Hunt-Wesson, Inc., a Delaware Corporation
(Licensor) with principal offices at 1645 W. Valencia Drive, Fullerton, California 92833-3899, and Dippy Foods, Inc., a California corporation (Licensee) with principal offices at 1161 N. Knollwood Circle, Anaheim, California 92801.

Whereas Licensor has an exclusive license to use the marks PETER PAN for peanut butter and KNOTT'S BERRY FARMS for fruit filling with the right to grant sublicenses thereunder; and

Whereas Licensee wishes to obtain a license to use such trademarks on the terms set out below:

     NOW THEREFORE, the parties mutually agree as follows:

     1. DEFINITIONS -- As used herein the following terms shall have the meaning set out below:

     1.1 Licensed Marks -- shall mean the trademarks "PETER PAN" and "KNOTT'S BERRY FARMS" and the logos associated with each trademark, as such trademarks and logos now exist or as they may be amended or revised hereinafter by Licensor.

     1.2 Licensed Products -- shall include only individual food trays containing fruit filling and peanut butter for use in the school lunch program or in other institutional feeding programs. Use of the Licensed Marks in institutional feeding programs in the military and in export markets shall be subject to Licensor's prior written approval.

     1.3 Territory -- shall mean the United States of America.

2.   THE LICENSE

     2.1 Grant of License -- Licensor hereby grants to Licensee and Licensee hereby accepts a non exclusive, royalty-free license to use the Licensed Marks solely to identify the use of Licensor's products in connection with the production, marketing, sale and distribution of Licensed Products to school districts, prisons or other institutions within the Territory.

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     2.2  Authority to Grant  Sublicense -- Licensor  represents that it has the exclusive license to use the Licensed Marks for peanut butter and fruit fillings, and has the right to sublicense the Licensed Marks to Licensee in accordance with the terms of this Agreement.

3.   TERM/TERMINATION

     3.1 Term -- The term of this Agreement shall commence upon execution of this Agreement and shall continue until December 31, 2008 unless sooner terminated in accordance with the terms of this Agreement (the "Term").

     3.2 Termination -- Notwithstanding the provisions of Section 3.1 above, both Licensee and Licensor shall have the right, independently, to immediately terminate this Agreement in the following circumstances:

          (a) Where the other party has failed to perform or meet any material term or condition hereof and has failed to correct the same within thirty (30) days after written notice of such failure by the terminating party;

          (b) Where (A) the other party fails to vacate an involuntary bankruptcy, insolvency, or reorganization petition or petition for an arrangement or composition with creditors filed against it within sixty (60) days after the date of such filing, or files such a petition on a voluntary basis; or (B) the other party fails to vacate the appointment of a receiver or trustee for it or any interest in its business within thirty (30) days after such appointment; or (C) the other party's interest or rights under this Agreement, or any part thereof, pass to another by operation of law; or (D) the other party ceases to do business as a going concern or ceases to conduct its operations in the normal course of business; or (E) with respect to Licensor's termination rights, Licensee either: (i) permits an attachment to be levied against and remain outstanding on any of its equipment which is essential to the production of Product or any plant at which Product is being produced, for more than thirty (30) days; or (ii) Licensee changes the nature of its business or there is a change in the voting control.

4.   LICENSEE PURCHASES

     4.1 Requirements and Price -- Licensee shall purchase its total requirements for peanut butter and fruit filing, whether or not intended for use in the Licensed Products, from Licensor at the prices set out on Exhibit A hereto; provided however, Licensor acknowledges that with respect to certain school districts, Licensee will be required to use "commodity" Peanut Butter which is

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          provided  by said  school  districts  and  Licensee  shall not use the
          Licensed Marks in these situations. The prices shall be firm for the period specified in Exhibit A, but thereafter, the price of peanut butter or fruit filling hereunder may be increased: (i) by mutual agreement of the parties; or (ii) by Licensor upon sixty (60) days prior written notice to Licensee, provided, however, if Licensor increases the price of a Licensed Product by more than the amount necessary  to  maintain  Licensor's  percentage  profit  margin and to
          recover  increases  in  the  cost  of  production,   warehousing,  and
          transportation of such product, then in such event, Licensee may terminate this Agreement by written notice to Licensor, given within thirty (30) days after Licensee's receipt of the notice of such price increase.

     4.2 Minimum Usage -- Licensee must purchase from Licensor a minimum annual quantity of peanut butter and fruit filling as follows:


                                MINIMUM QTY.     MINIMUM QTY.
             CALENDAR YEAR     FRUIT FILLING     PEANUT BUTTER
            ---------------   ---------------   --------------
            1999              400,000 lbs.      200,000 lbs.
            2000              600,000 lbs.      400,000 lbs.
            2001              800,000 lbs.      500,000 lbs.

          The minimum annual quantity for peanut butter and fruit filling shall each increase ten percent (10%) over the previous year, in each calendar year after 2001. Licensee's failure to purchase the specified minimum quantity of each product in any year, shall given Licensor the right to terminate this Agreement upon thirty (30) days prior written notice to Licensee.

     4.3 Quality of Purchases -- Within thirty (30) days after the date of this Agreement, Licensor shall furnish to Licensee samples of the peanut butter and fruit filling to be furnished to Licensee by Licensor under this Agreement. Licensee shall have ten (10) business days after receipt of this samples to approve them, which approval shall be granted or withheld by Licensee in a reasonable manner. Failure of Licensee to respond within such ten (10) day period shall be deemed an approval of the sample. All peanut butter and fruit filling sold to Licensee by Licensor under this Agreement shall comply in all material respects with the approved samples.

5. APPROVALS BY LICENSOR -- Licensor shall have the right to approve all packaging and labeling of the Licensed Products, and all advertising, promotions and other materials containing the Licensed Marks. Such approval shall be granted or withheld by Licensor in a reasonable manner and within ten (10) business days of receipt of such packaging and labeling and such advertising promotional and other

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      materials  containing the Licensed  Marks. If Licensor should withhold its approval of any material delivered by Licensee, Licensor shall in its response provide in adequate detail the basis for its withholding of approval and shall, if reasonably feasible, identify the remedial action that should be taken for Licensor to grant such approval. A legend shall be placed on all packaging of the Licensed Products which shall state that the Licensed Products are distributed by Licensee under license from Licensor and that PETER PAN is a registered trademark of ConAgra Brands, Inc.

      If approval is withheld for any reason whatsoever, Licensee shall be able to continue business operations using packaging, labeling, advertising, promotions and other materials that do not contain the Licensed Marks without incurring any obligation or liability whatsoever to licensor for non-use of the Licensed Marks provided, however, nothing contained herein shall excuse Licensee's obligation to meet the minimum annual purchase requirements set out in Paragraph 4.2 above.

6.    RECORDS AND REPORTS

      6.1 Records. Licensee shall record all sales of the Licensed Products and shall keep and maintain accurate records thereof for two (2) years after the year to which such records relate.

      6.2 Inspection and Audit. Licensor shall have the right from time to time, upon five (5) days' prior written notice, to enter Licensee's premises or other location where records are maintained during regular business hours, to inspect, audit, and make copies of any such records relating to sales of the Licensed Products at Licensor's sole expense.

7.    INFRINGEMENT

     7.1 Claims by Third Parties. In the event that Licensee receives notice, or is informed, of any claim, suit or demand against Licensee on account of any alleged infringement, unfair competition, or similar matter relating to Licensee's use of the Licensed Marks and used by Licensee in accordance with the terms of this Agreement, Licensee shall promptly notify Licensor of any such claim, suit, or demand. Thereupon, Licensor shall take such action as may be necessary to protect and defend Licensee against any such claim by any third party and shall indemnify and hold harmless Licensee against any losses, or reasonable expenses incurred in connection therewith. Licensee shall not have power or authority to settle or compromise any such claim by a third party. Licensor does not know nor does it have any reason to believe that Licensee's use of the Licensed Marks in accordance with the terms of this Agreement shall infringe upon another person's use of intellectual property or cause unfair competition with, or create a claim in favor of, another person.

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     7.2  Infringement  of the  Licensed  Marks.  In  the  event  that  Licensee believes that any third party is improperly using a trademark, trade name or logotype confusingly similar to the Licensed Marks, Licensee shall promptly notify Licensor of all facts known to it relating to such use. Thereupon Licensor shall conduct its own investigation of such alleged infringing use and shall take such action as Licensor, in its sole discretion, determines is reasonably necessary or appropriate to protect the Licensed Marks. Licensor does not know nor does it have any reason to believe that any third party is improperly using any intellectual property that is confusingly similar to the Licensed Marks.

8.   QUALITY CONTROL/RECALLS

     8.1 Quality Control - Licensee shall obtain from Licensor, before selling any Licensed Products, the approval of Licensor as to the quality and nature of such Licensed Products, which approval shall not be unreasonably withheld, conditioned or delayed. Once a Licensed
          Product, approved by Licensor as to quality and nature, has been developed by Licensee, such Licensed Product may thereafter be advertised and sold by Licensee in accordance with the terms of this Agreement, so long as no material change is made in the quality and nature thereof. Licensee shall furnish to Licensor, at least quarterly, a reasonable number of samples of all Licensed Products sold by Licensee, as requested by Licensor.

     8.2 Recalls - In the event it becomes necessary to recall any Licensed Products from distribution, Licensor shall, in consultation with Licensee, control and manage all aspects of the recall. Furthermore, subject to the provisions set forth below, Licensee shall reimburse Licensor for all reasonable costs and expenses incurred by Licensor in connection with any recall of Licensed Products (whether located in the distribution system, in stores, in Licensee's warehouses, or elsewhere) manufactured by Licensee, provided: (i) Licensor shall be responsible for the costs and expenses of any recall which was caused by a defect, existing as of the date of delivery to Licensee, in peanut butter or fruit filling delivered by Licensor to Licensee hereunder; (ii) licensor shall give Licensee prior notice before initiating any such recall, which notice shall include the basis for the recall; and (iii) Licensor shall conduct all recalls in accordance with its policies and practices applicable to its other products.

9. COMPLIANCE WITH LAWS - Licensee shall manufacture, prepare, promote, market and distribute the Licensed Products, and Licensor shall manufacture, prepare and deliver peanut butter sold to Licensee pursuant to this Agreement, in compliance with all applicable laws, rules and regulations of all governmental authorities,

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     including,  but not  limited  to,  all  applicable  food,  safety,  health, advertising and other laws and regulations of federal, state or local governments. Each party shall furnish to the other written evidence of its compliance as such other party may from time to time reasonably request.

10. INSPECTION - Licensor shall have the right to enter and inspect any premises or facilities used by Licensee for or in connection with the manufacture, preparation, promotion, marketing and distribution of the Licensed Products, at any time during normal business hours. Any inspection conducted by Licensor shall be made in a manner so as to minimize interference with the operation of Licensee's business.

11. FORCE MAJEURE - It is understood and agreed that each party's obligations as set forth therein shall be excused to the extent that such party's performance is prevented by the unavailability of materials or utilities, strike or labor troubles, action or interference of governmental authorities, acts of God, or any other cause whether similar or dissimilar to the foregoing which is reasonably beyond the control of the parties.

12.  INSURANCE AND INDEMNIFICATION

     12.1 Insurance Obtained by Licensee. Licensee shall purchase from insurance companies rated not less than A by Best, and shall maintain, at all times during the Term of this Agreement, policies of product liability insurance covering the Licensed Products, with minimum combined single limit coverage of Five Million Dollars ($5,000,000).

     12.2 Indemnification by Licensee. Licensee hereby agrees to defend, indemnify and hold harmless Licensor, and each shareholder, director, officer, employee and agent of Licensor, from and against any and all suits, actions, claims, judgments, debts, obligations or rights of action, of any nature or description, and all reasonable costs incurred by such indemnified person(s) in connection therewith (collectively "Licensor's Losses"), arising out of or relating to any misfeasance, malfeasance, nonfeasance or negligence of Licensee, or to the rights granted to Licensee hereunder, or Licensee's manufacture, preparation, promotion, marketing and distribution of the Licensed Products, or any acts, omissions, statements or representations of any employee, agent, officer or director of Licensee relating thereto, except with respect to any of Licensor's Losses which arise out of Licensor's breach of any of its representations or obligations under this Agreement.

     12.3 Indemnification by Licensor. Licensor hereby agrees to defend, indemnify and hold harmless Licensee, and each shareholder, director, officer, employee and agent of Licensee, from and against any and all suits, actions, claims,

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

          judgments, debts, obligations, or rights of action, of any nature or description, and all reasonable costs incurred by such indemnified person(s) in connection therewith, arising out of or relating to any misfeasance, malfeasance, nonfeasance or negligence of Licensor, or of any employee, agent, director or officer of Licensor, in connection with the manufacture and preparation of the products purchased from Licensor by Licensee pursuant to this Agreement or the representations made or covenants to be performed by Licensor under this Agreement.

     12.4 Indemnification  Procedure.  An  indemnified  person  shall notify the indemnifying party of any such suit, action, claim, judgment, debt, obligation or right of action, promptly upon receiving notice or being informed of the existence thereof. Upon receipt of such notice from such indemnified person, the indemnifying party shall promptly take such action as may be necessary to protect and defend such indemnified person against such suit, action, claim, judgment, debt, obligation, or right of action, using counsel of its choice, and shall indemnify such indemnified person against any losses, costs or expenses including reasonable attorney's fees, incurred in connection therewith. An indemnified person shall have no power or authority to settle or compromise any such suit, action, claim, judgment, debt, obligation or right of action, and shall cooperate fully with the indemnifying party in connection with the defense thereof. In the event that an indemnified party shall choose to employ counsel to participate in the resolution of any indemnified claim, the cost of such counsel shall be borne exclusively by the party which has employed said counsel.

13.  ASSIGNMENT

     13.1 Assignment by Licensor. Licensor shall have the right to assign this Agreement, and all of its rights and privileges hereunder, to any other persons, firm, corporation or entity; provided that, in respect to any assignment resulting in the subsequent performance by the assignee of the functions of Licensor (i) the assignee shall be financially responsible and economically capable of performing the obligations of Licensor hereunder; (ii) the assignee shall expressly assume and agree to perform such obligations, (iii) such assignee will maintain the wholesome image associated with the Licensed Marks as previously maintained by Licensor and will not diminish the goodwill of the business symbolized by such marks, and (iv) such assignee will produce products to maintain the quality currently marketed by Licensor. This Agreement shall be binding upon and inure to the benefit of any firm or corporation which shall purchase, acquire or become the successor in interest of Licensor. However, nothing shall be deemed to preclude Licensor from

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          employing co-packers to perform some or all of Licensor's  obligations to supply peanut butter pursuant to Section 5 hereof, for so long as Licensor shall remain responsible for said obligations under and pursuant to Section 5.

     13.2 Assignment  by  Licensee.  This  Agreement  is being  entered  into in reliance upon and in consideration of the singular experience, knowledge, skills, and qualifications of, and trust and confidence reposed by Licensor in Licensee. Therefore, neither Licensee's interest in this Agreement nor any of its rights or privileges hereunder shall be assigned, transferred, shared or divided, voluntarily or involuntarily, by operation of law or otherwise, in any manner, without the prior written consent of Licensor which may be granted or withheld by Licensor in its sole judgment, exercised in good faith. A change in control of Licensee shall be deemed an assignment by Licensee of this Agreement. For purposes of the previous sentence, a "change in control of Licensee" shall occur if the existing shareholders of Licensee cease to own a majority of Licensee's equity interests or a majority of its present assets. Without limiting the generality of the foregoing, Licensee shall not sublicense to any third party the rights licensed to it hereunder, nor subcontract with any third party respecting any of Licensee's obligations hereunder.

14. DISCONTINUANCE OF USE OF LICENSED MARKS. In the event of expiration or termination of this Agreement, whether by reason of default, lapse of time, or other cause, Licensee shall forthwith discontinue the use of Licensed Marks, and shall not thereafter use, in any manner, or for any purpose, directly or indirectly, any of the Licensed Marks or any marks or symbols deceptively similar thereto.

15. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, including, without limitation, any claim that this Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void, shall be submitted to arbitration before an arbitrator in accordance with the Commercial Rules of Arbitration of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof; provided, however, that this clause shall not be construed to limit or to preclude either party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as such party deems necessary or appropriate to compel the other party to comply with its obligations hereunder or, in the case of any action brought by Licensor, to protect the Licensed Marks. In the event that either party shall make demand for arbitration, such arbitration shall be conducted in Orange County, California. Any arbitrator shall be reasonably experienced in the manufacture and/or licensing of food products. The arbitration shall be governed by the provisions of the Federal Arbitration Act, 9 U.S.C. sections 1 et seq.

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

16.  GENERAL CONDITIONS AND PROVISIONS.

     16.1 Headings. Section headings used in this Agreement are for convenience only and are not a part of the text hereof.

     16.2 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter (and into which all prior negotiations, commitments, representations and undertakings of the parties are merged) and except as herein provided there are no other oral or written understandings or agreements between the parties hereto relating to the subject matter hereof.

     16.3 Amendments. No amendment or other modification of this AGreement shall be valid or binding on either party hereto, unless reduced to writing and executed by the parties hereto.

     16.4 Relationship of Parties. The parties hereto are independent and neither party is the agent, joint venturer, partner or employee of the other, and neither party shall be obligated by any agreements, representations or warranties made by the other party to any person, nor with respect to any other action or omission to act of the other party, nor shall either party be obligated solely by reason of each party's entry into this Agreement for any damages to any person whether caused by the other party's action, failure to act, negligence, or willful misconduct.

     16.5 Waiver. No waiver by either party of any breach or series of breaches or defaults in performance by the other party, and no failure, refusal or neglect to exercise any right, power or option given to either party hereunder or to insist upon strict compliance with or performance of the obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by such party of its rights at any time thereafter to require exact and strict compliance with the provisions thereof.

     16.6 Governing Law. This Agreement shall be governed and construed under and in accordance with the laws of the State of California.

     16.7 Severability. All provisions of this Agreement shall be severable and no such provision shall be affected by the invalidity of any other such provision to the extent that such invalidity does not also render such other provision invalid. In the event of the invalidity of any provision of this Agreement, it shall be interpreted and enforced as if all provisions thereby rendered invalid were not contained herein. If any provision of this Agreement shall be susceptible of

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
          two interpretations, one which would render the provision invalid and the other of which would cause the provision to be valid, shall be deemed to have the meaning which would cause it to be valid.



     16.8 Attorney's Fees. In the event that any suit, action or arbitration shall be commenced by either party to enforce any right or obligation created hereby, the prevailing party in such suit, action or arbitration shall be entitled to receive the costs incurred by such party in connection therewith, including reasonable attorneys' fees.


     16.9 Notices. All notices permitted or required to be delivered by the provisions of this Agreement shall be in writing and shall be given by personal delivery, by confirmed telecopy, by nationally recognized overnight courier with proof of delivery, or by registered or certified mail, return receipt requested. Notices shall be deemed given upon actual receipt if by personal delivery or confirmed facsimile, next day if by overnight courier, or two (2) days after delivery if notice is given by mail. Notices shall be addressed to the parties at the addresess set forth hereinbelow, or to such other address or addresses as the parties shall from time to time designate in writing:

           If to Licensor:      HUNT-WESSON, INC.
                                1645 W. Valencia Drive
                                Fullerton, CA 928333-3899
                                Attn. V.P. Marketing - Peter Pan

                                cc:   Hunt-Wesson Legal Department
                                      1645 W. Valencia Drive
                                      Fullerton, CA 92833-3899

                                CONAGRA BRANDS, INC.
                                One ConAgra Drive
                                Omaha, Nebraska 68102-5001

           If to Licensee:      DIPPY FOODS, INC.
                                1161 N. Knollwood Circle
                                Anaheim, CA 92801
                                Attn: Jon Stevenson, President



17. CONFIDENTIALITY - The parties recognize that during the term of this Agreement, Licensee shall disclose to Licensor, and Licensor shall be given access to, confidential and proprietary information and documentation relating to Licensee's business, including without limitation, formulas, processes, marketing and sales data and promotional information (collectively the "Proprietary Information"). The

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

          Licensor hereby agrees to (i) hold such Proprietary Information in strict confidence and to take all reasonable precautions to protect such Proprietary Information from disclosure to third parties, utilizing all precautions that the Licensor would generally employ with respect to its most confidential information, (ii) not to divulge any such Proprietary Information or any information derived therefrom to any third party and (iii) not to make any use whatsoever at any time, or attempt to benefit, financially or otherwise, from such Proprietary Information. The requirement to maintain the confidentiality of Licensee's Proprietary Information shall not apply to any information that the Licensor can document is or through no improper action or inaction by Licensor or any of its affiliates becomes generally known to the public, was in its possession or known by it prior to receipt from the Licensee or was rightfully disclosed to Licensor by a third party having the right to do so.


     IN WITNESS WHEREOF, the parties hereto have executed this License Agreement on the day and year first written above.



                                    HUNT-WESSON, INC., a Delaware Corporation

                                    By:  /s/ illegible
                                        -------------------------------------


                                    CONAGRA BRANDS, INC., a Delaware Corporation

                                    By:  /s/ illegible
                                        -------------------------------------


                                    DIPPY FOODS, INC.,  a California Corporation

                                    By:  /s/ Jon Stevenson
                                        -------------------------------------



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


                                   EXHIBIT A

FRUIT FILLING

                                                             PRICE F.O.B.
                        PRODUCT                              LICENSOR'S PLANT
FLAVOR                  CODE                   SIZE          PLACENTIA, CA
------                  -------                ----          ----------------

Apple Cherry             47205             475 lb. drum          $332.50

Apple Raspberry          47208             475 lb. drum          $332.50

Pineapple Apple          77207             475 lb. drum          $327.75


Prices firm till September 30, 1999


PEANUT BUTTER

                                                              PRICE DELIVERED
                         PRODUCT                              LICENSEE'S PLANT
VARIETY                  CODE               SIZE              ANAHEIM, CA
-------                  -------            ----              ----------------
Creamy Reduced Fat        45920          500 lb. drum            $442.50



Price firm till December 31, 1999


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